Filed pursuant to Rule 433

Registration No. 333-201259

(To Prospectus dated December 30, 2014 and

Preliminary Prospectus Supplement dated

August 29, 2016)

CANADIAN IMPERIAL BANK OF COMMERCE

US$1,000,000,000 1.600% Senior Notes due 2019

US$500,000,000 Floating Rate Senior Notes due 2019

Pricing Term Sheet

August 29, 2016

Issuer:	Canadian Imperial Bank of Commerce (the “Bank”)

Pricing Date:	August 29, 2016

Settlement Date:	September 6, 2016 (T+5)

Expected Ratings*:	Aa3/A+/AA- (Negative/Stable/Stable) (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. CIBC World Markets Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

UBS Securities LLC

1.600% Senior Notes due 2019

Aggregate Principal Amount Offered:	US$1,000,000,000

Coupon (Interest Rate):	1.600%

Maturity Date:	September 6, 2019

Benchmark Treasury:	0.750% due August 15, 2019

Benchmark Treasury Price and Yield:	99-17+; 0.906%

Spread to Benchmark Treasury:	+70 basis points

Re-offer Yield:	1.606%

Price to Public:	99.982%

Interest Payment Dates:	March 6 and September 6 of each year, commencing on March 6, 2017

CUSIP/ISIN:	13607RAB6 / US13607RAB69

Floating Rate Senior Notes due 2019

Aggregate Principal Amount Offered:	US$500,000,000

Maturity Date:	September 6, 2019

Price to Public:	100.000%

Interest Rate:	Three-month USD LIBOR + 0.520%

Interest Payment Dates:	March 6, June 6, September 6 and December 6 of each year, commencing on December 6, 2016

CUSIP/ISIN:	13607RAC4 / US13607RAC43

*Ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization.

The Bank has filed a registration statement (File No. 333-201259) (including a short form base shelf prospectus dated December 30, 2014) and a preliminary prospectus supplement dated August 29, 2016 (including the base shelf prospectus, the Prospectus) with the U.S. Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Barclays Capital Inc. toll-free at (888) 603-5847, CIBC World Markets Corp. toll-free at (800) 282-0822, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

We expect that delivery of the Notes will be made against payment therefor on or about September 6, 2016, which is five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade their Notes on the date of pricing or the next succeeding business day should consult their own advisor.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimer or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.